Exhibit 10.21

Second Amendment to Management compensation AGREEMENT

This Amendment (“Amendment”) is effective as of April 10, 2017 (the “Effective Date”) and intended to amend that certain Management Compensation Agreement dated as of January 12, 2015 (the “Agreement”), between Fred’s, Inc., a Tennessee corporation (the “Company”), and Michael Bloom (“Executive”).

WITNESSETH:

WHEREAS, Company has created an Employee Agreement (the “Employee Agreement”) for use by senior level management,

WHEREAS, Company and Executive now wish to amend certain provisions of the Agreement in order to align Executive’s benefits with those currently provided by the Employee Agreement,

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agrees that the Agreement shall be amended as follows:

1.	Section 1 of the Agreement is deleted in its entirety and replaced with the following:

Company hereby agrees to employ Executive to serve as its “Chief Executive Officer” for a term of three (3) years commencing from and forth after August 30, 2016. At the end of the Initial term and at the end of each successive Additional Term (defined below), the term of this Agreement shall be automatically extended for an additional thirty (30) month term unless either party provides six (6) months’ notice to the other party prior to the end of the term (each as an “Additional Term”).

2.	Section 3(a) of the Agreement is to be deleted in its entirety and replaced with the following:

(a)	Base Salary. As compensation for all of the services to be performed hereunder, Company agrees to pay and Executive agrees to accept an “Annual Base Salary” of $500,000 commencing the date of this Agreement. Provided, however, that Executive's Annual Base Salary shall be increased to $550,000 beginning with Company’s Fiscal Year 2016 and to $700,000 upon promotion. Were the Company to successfully complete the acquisition of a minimum of eight hundred sixty five (865) Rite Aid Corporation (“RAD”) locations during Executive’s employment, then Executive’s Annual Base Salary will be increased to $900,000. The Annual Base Salary of Executive during the term of this Agreement shall be reviewed annually and may adjust upward from the aforesaid level at the discretion of the Board of Directors of Company. Executive's compensation will be paid in conformity with Company's practice for payment of its executives' compensation, as such practice may be established or modified from time to time.

3.	Section 3(b) of the Agreement is deleted in its entirety and replaced with the following:

(b)         Annual Cash Incentive. Executive shall be eligible to receive a ”Cash Incentive Bonus” under Company’s annual incentive plan of 75% - 150% of Executive's Annual Base Salary. Executive shall receive a minimum Cash Incentive Bonus under this paragraph of 50% of Executive’s Annual Base for each year of the Initial Term (2015, 2016, and 2017). The amount of any Cash Incentive Bonus above the aforesaid minimum will be based upon the achievement of pre-established performance goals agreed upon by the Board of Directors and Executive. It is anticipated that bonuses under this Section, if any, will be paid on or before April 15 following the applicable performance year.

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4.	Section 6(b)(i) of the Agreement is deleted in its entirety and replaced with the following:

(i) Company shall pay Executive (1) his accrued and unpaid Base Salary through the Date of Termination, (2) any accrued and unpaid bonus or additional compensation under any Annual Cash Incentive plan for any fiscal year ended before the Date of Termination, and (3) any vested or accrued and unpaid payments, rights or benefits Executive may be otherwise entitled to receive pursuant to the terms of any accrued but unused vacation or other employee benefit or compensation plan maintained by Company at the time or times provided therein

5.	Section 6(b)(ii) of the Agreement is deleted in its entirety and replaced with the following:

(ii) In addition to the compensation and benefits described in Section 6(a)(i):

In the event of Executive’s involuntary Separation From Service by Company action other than for Cause or Separation From Service by Executive with Good Reason beyond the first two years of the Initial Term, Company shall pay Executive, in substantially equal installments at Executive's regular pay intervals in effect prior to such Separation From Service, over a period of thirty-six (36) months beginning no later than the first regular Company payroll payment date (the "First Severance Payment Date") which occurs within thirty (30) days following the later of (x) Executive's Separation From Service and (y) the lapse of any right of Executive to revoke the general release he will have signed substantially (as determined by counsel to Company) in the form attached hereto as Attachment "B" (the "General Release", which General Release must be executed within twenty one (21) days following the Separation From Service for any such amount to be payable), an aggregate amount equal to the Executive's Annual Base Salary.

In the event of Executive’s involuntary Separation From Service by Company action other than for Cause or Separation From Service by Executive for Good Reason, during the first two years of the Initial Term, Company shall pay an aggregate amount equal to the Annual Base Salary multiplied by the number of years remaining on the Initial Term and shall be paid in substantially equal installments at Executive's regular pay intervals in effect prior to such Separation From Service, over the period of time remaining under the Initial Term.  For example, should Executive be terminated other than for Cause after 10 months of service, the amount owed would be 2 and 1/6 years times Executive’s Annual Base Salary and paid out over the next 26 months.

6.	Section 6(b)(vii) is hereby added to the Agreement as follows:

(vii)  Notwithstanding any other provision in this Agreement to the contrary, if any compensation becomes payable to the Executive that is considered to be contingent on a change in control under Code Section 280G (the "Contractual Amount") and if, but for this subsection,  the Contractual Amount exceeds the maximum amount which may be paid without any loss of tax deductibility for the Company under Code Section 280G(a) and/or the imposition of an excise tax upon Executive pursuant to Code Section 4999,  then the Company shall pay the Executive either (x)  an amount which is One Dollar ($1.00) less than the maximum  amount which may be paid without triggering such non-deductibility and/or excise tax or (y) the Contractual Amount, whichever provides the greater net amount (after deduction of  all federal, state and local taxes imposed upon the Executive including but not limited to such excise tax) to the Executive.

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7.	Section 6(d)(i) of the Agreement is deleted in its entirety and replaced with the following:

If in the eighteen-month period following the Change in Control, Executive is terminated for any reason other than Cause, then upon any such Separation From Service Company shall be obligated to make the payments and provide the benefits to Executive as set forth in the first paragraph of Section 6(b)(ii).

Should Executive become employed by another organization, individual, or corporation (“New Employer”) during the referenced thirty-six (36) month period following separation, then Company will only pay the difference between Executive’s Base Salary and that income received from Executive’s New Employer, as indicated by the pay stubs voluntarily submitted to Company by Executive; so as to guarantee that Executive will receive his Base Salary during this period. At no time will Company be responsible for putting Executive in a position of collecting more than his Base Salary during this tenure with New Employer. Company reserves the right to audit the Executive’s annual tax returns or other documents to ensure compliance with this clause; and Executive agrees to voluntarily produce any reasonable documents requested by Company pursuant to this audit. Should Executive’s New Employer pay equal to or greater than Executive’s Base Salary, then Company shall not make any payments during Executive’s tenure with New Employer.

8.	Section 6(b)(iii) of the Agreement is deleted in its entirety and replaced with the following:

Until the earlier of the third annual anniversary of Executive's Separation From Service or the date Executive is employed by a new employer, the Executive, his dependents, beneficiaries and estate shall be entitled to benefits not lesser than that which are provided under Company's group medical and dental insurance plans as if the Executive were still employed by Company hereunder during such period, with benefits or premium payments, as applicable, to be paid with the same frequency and at the same time as applies for active employees of the Company. If the Company’s healthcare provider will not allow Executive to continue on the Company’s plan due to Executive no longer being employed by the Company, then the Company shall purchase equivalent coverage from another provider.

Likewise, for this same period, Company shall continue to provide Executive a Car Allowance as provided under Section 3(vi).

9.	In Section 12, that Certain Defined Term of “Change in Control” is deleted in its entirety and replaced with the following:

As used herein, the term "Change in Control" means the happening of any of the following:

(i) Any person or entity, including a "group" as defined in Section 13(d)(3) of the 1934 Act, other than the Company, a subsidiary of the Company, or any employee benefit plan of the Company or its subsidiaries, becomes the beneficial owner of the Company's securities having 35 percent or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election for directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business), or

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(ii) As the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of directors of the Company or such other corporation or entity after such transaction, are held in the aggregate by holders of the Company's securities entitled to vote generally in the election of directors of the Company immediately prior to such transactions; or

(iii) During any period of two consecutive years, individuals who at the beginning of any such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.

10.	In Section 12, that Certain Defined Term of “Good Reason” is deleted in its entirety and replaced with the following:

"Good Reason" shall mean with respect to an Executive, any one or more of the following:

(a)          a material reduction in Executive's Base Salary or level of target bonus under the bonus plan or any successor bonus plan without Executive's consent;

(b)         any substantial and sustained diminution in Executive's position, authority, or responsibilities hereunder (unless due to Executive's disability);

(c)          any relocation of Company’s headquarters during the eighteen month period after a Change of Control to which Executive does not give written authorization indicating Executive’s approval; or

(d)          a failure by Company to comply with any provision of this Agreement; provided, however, that the foregoing events shall constitute Good Reason only if Company fails to cure such event within thirty (30) days after receipt from Executive of written notice of the event which constitutes Good Reason; provided, further, that "Good Reason" shall cease to exist for an event on the 90th day following the later of its occurrence or Executive's knowledge thereof, unless Executive has given Company written notice thereof prior to such date.

In order for Executive's termination of his employment to be considered for Good Reason, such termination must occur within six (6) months after the event giving rise to such Good Reason. Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

All other terms of the Agreement shall remain in effect and unchanged.

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IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by one of its duly authorized officers, and Executive has manually signed his name hereto, all as of the Effective Date first above written.

FRED’S, INC.

By:	/s/ Tom Tashjian
Name:	Tom Tashjian
Title:	Chairman - Board of Directors

EXECUTIVE

/s/ Michael Bloom
Michael Bloom

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